                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                       Intermagnetics General Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:



________________________________________________________________________________
     [_]  Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

________________________________________________________________________________
          2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
          3)   Filing Party:

________________________________________________________________________________
          4)   Date Filed:

________________________________________________________________________________

                                      LOGO

                       INTERMAGNETICS GENERAL CORPORATION

                    Notice of Annual Meeting of Shareholders
                                November 12, 2002


TO THE SHAREHOLDERS OF
INTERMAGNETICS GENERAL CORPORATION:

Notice is hereby given that the annual meeting of shareholders of INTERMAGNETICS GENERAL CORPORATION (the "Company") will be held at our principal executive offices located at 450 Old Niskayuna Road, Latham, New York 12110 on November 12, 2002 at 2:00 p.m. local time, for the following purposes:

     1.   To elect four directors;
     2. To approve certain amendments to the 2000 Stock Option and Stock Award Plan; and
     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record as of the close of business on September 27, 2002 are entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof.

                                             By order of the Board of Directors,


                                             KATHERINE M. SHEEHAN
                                             Corporate Secretary

Latham, New York
September 23, 2002


               REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE
             MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.

                       INTERMAGNETICS GENERAL CORPORATION

                             450 Old Niskayuna Road
                                  P.O. Box 461
                             Latham, New York 12110


                                 PROXY STATEMENT

                       2002 Annual Meeting of Shareholders


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Intermagnetics General Corporation (the "Company", "we", "our" or "us") for use at the 2002 annual meeting of shareholders, and at any adjournments thereof. The annual meeting is scheduled to be held at our principal executive offices located at 450 Old Niskayuna Road, Latham, New York 12110 on November 12, 2002 at 2:00 p.m. local time. This proxy statement and the accompanying proxy will be distributed to shareholders on or about October 7, 2002.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by our officers and directors and a small number of regular employees who will not be specially compensated for such services. Georgeson Shareholder has been engaged by the Company to assist in the solicitation of proxies for a fee of $8,500 plus their costs and expenses. We will also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         Our annual report on Form 10-K (excluding exhibits) for the fiscal year ended May 26, 2002, was mailed with this proxy statement but does not constitute a part of this proxy statement.

         On February 7, 2000, we appointed PricewaterhouseCoopers LLP as our independent accountants. We expect PricewaterhouseCoopers will continue to serve as our independent accountants during the current fiscal year. We have asked that a representative of PricewaterhouseCoopers attend the 2002 annual meeting of shareholders. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate shareholder questions.

                              VOTING AT THE MEETING

         Common Stock holders of record at the close of business on September 27, 2002 are entitled to vote at the meeting. As of September 13, 2002, there were 16,429,317 shares of Common Stock outstanding.

         The Company presently has no other class of stock outstanding and entitled to be voted at the meeting. The attendance in person or by proxy of shareholders holding one-third of all votes entitled to be cast will constitute a quorum.

         Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. You may use the enclosed proxy to authorize the voting of your shares at the meeting. The shares of Common Stock represented by each properly executed proxy will be voted at the meeting in accordance with each shareholder's directions. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         Four directors will be elected through cumulative voting by a plurality of the votes cast. Accordingly, you may multiply the number of shares held by you as of September 27, 2002 by four and cast all votes for a single director or distribute your votes among the four directors standing for election. On all other matters to be voted upon by the shareholders, each share outstanding on September 27, 2002 entitles its holder of record on that date to one vote.

         Under rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to withhold authority to vote for one or more nominees for director. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals.

         Please specify your choice(s) by marking the appropriate boxes on the enclosed proxy card. If you submit a proxy with no choice specified, the shares will be voted as recommended by the Board of Directors. Brokerage firms that are members of the New York Stock Exchange or the American Stock Exchange and hold shares in street name for customers have the authority under the exchange rules to vote in their discretion on behalf of their clients on matters which the exchanges determine to be routine, provided their clients have not furnished voting instructions within ten days of the shareholders' meeting.

         Execution of the accompanying proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy by giving written or oral notice of revocation to our Corporate Secretary, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

                                  Special Note
         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you plan to attend the meeting to vote in person and your shares are registered with the Company's transfer agent in the name of your broker or bank, you must secure a legal proxy from your broker or bank assigning voting rights to you for your shares.

                                   PROPOSAL 1
                                   ----------
                              ELECTION OF DIRECTORS

         Our Restated Certificate of Incorporation classifies the Board of Directors into two (2) classes having staggered terms of two (2) years each. The Board of Directors fixes the number of directors that will serve on the Board through a majority vote of the then existing directors. The Board currently consists of seven (7) members.

         The Board has nominated the following individuals to serve as directors for a two-year term ending in 2004: John M. Albertine, Glenn H. Epstein, Larry
G. Garberding and James S. Hyde. Messrs. Albertine, Epstein, Garberding and Hyde currently serve as directors of the Company. The Board unanimously elected Mr. Garberding as a Director on April 11, 2002. Mr. Epstein is Chairman of the Board.

         The nominees have consented to be named and to serve if elected. Unless otherwise indicated on the proxy card, proxies received will be voted for the election of the nominees. The Board believes all nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. Shareholders may vote cumulatively for any or all of the nominees or their substitutes. It is the Company's intention to have the proxy holders exercise cumulative voting rights to elect the maximum number of the nominees or their substitutes. Your Board of Directors unanimously recommends a vote FOR each nominee.

Requirements for Advance Notification of Nominations

         Under the Company's Restated Certificate of Incorporation (Article SIXTH), a director may not be elected unless the name of the nominee, the nominee's consent, and information concerning the nominee's present and prior occupations and transactions with the Company or its subsidiaries are filed with our Corporate Secretary no later than the time fixed in the by-laws.

         Section 2.03(b) of our by-laws provides that any shareholder entitled to vote for the election of directors at a meeting may nominate a director for election if written notice of the nomination is received by the Company's Corporate Secretary not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. This section does not apply to nominations for which proxies are solicited under applicable regulations adopted by the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The notice must contain, or be accompanied by, the following:

         (a) the name and address of the shareholder who intends to make the nomination;

         (b) a representation that the shareholder is a holder of record of the Company's voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (c) such information regarding each nominee as would be required in a proxy statement filed pursuant to the SEC's proxy rules had proxies been solicited with respect to the nominee by the Company's Board of Directors;

         (d) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

         (e) the consent of each nominee to serve as director of the Company if so elected.

         Pursuant to the above requirements, our Corporate Secretary must receive appropriate notices for nominations of directors for consideration at the 2002 annual meeting no later than October 29, 2002.

Information Regarding Nominees for Election as Directors and Regarding Continuing Directors

                           NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2004

                                       Principal Occupations During                        Year First
                                       the Past Five Years and                             Became
Name of Director              Age      Certain Directorships                               Director
----------------              ---      ---------------------                               --------
John M. Albertine             58       Chairman and CEO of Albertine Enterprises, Inc.     1996
                                       (an economic forecasting and public policy firm)
                                       and Chairman of Albertine Industries (a merchant
                                       banking firm), since 1990; Director of Semco
                                       Energy Inc. and Kadant Inc. (formerly, Thermo
                                       Fibertek, Inc.).

Glenn H. Epstein              44       Chairman and Chief Executive Officer of the         1998
                                       Company; prior to joining Intermagnetics as
                                       President in 1997, Mr. Epstein worked for Oxford
                                       Instruments Group, plc as President of Nuclear
                                       Measurements Group, Inc. (a wholly-owned
                                       subsidiary of Oxford Instruments, plc).

Larry G. Garberding           63       Executive Vice President, CFO and Director of DTE   2002
                                       Energy Company (1990 - 2001); Director of Plug
                                       Power, Inc. and Intermap Technologies Corporation.

James S. Hyde                 70       Professor of Biophysics at the Medical College of   1997
                                       Wisconsin since 1975.

                          CONTINUING DIRECTORS SERVING TERMS EXPIRING IN 2003

                                       Principal Occupations During                        Year First
                                       the Past Five Years and                             Became
Name of Director              Age      Certain Directorships                               Director
----------------              ---      ---------------------                               --------
Michael E. Hoffman            43       Friedman, Billings, Ramsey Co., Managing Director,  2001
                                       Equity Research; Credit Suisse First
                                       Boston, Global Head of Value Based
                                       Research Group from 1999-2001 and
                                       Director, Business and Environmental
                                       Services from 1993-1999.

Thomas L. Kempner             75       Chairman and CEO Loeb Partners Corporation;         1988
                                       Director of Alcide Corporation, CCC Information
                                       Services Group, Inc., Dyax Corp., FuelCell Energy,
                                       Inc., IGENE Biotechnology, Inc., Insight
                                       Communications Company, Inc., Northwest Airlines,
                                       Inc. (Emeritus).

Sheldon E. Weinig             74       Adjunct Professor of Columbia University and State  1993
                                       University of New York at Stony Brook,
                                       NY; former Vice Chairman of Sony
                                       Engineering & Manufacturing of America;
                                       Director of Insituform Technology Inc.

General Information Concerning the Board of Directors and its Committees

         The Board of Directors met on nine (9) occasions in the fiscal year ended May 26, 2002. Our by-laws provide that the Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee or other committees, each of which shall consist of three (3) or more directors. The Board of Directors annually elects from its members the Governance, Compensation, Audit, Nominating, Executive and Business Development Committees. During the last fiscal year, each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committee or committees on which he served.

         Governance Committee. The Governance Committee is presently composed of Messrs. Albertine, Garberding, Hyde, Kempner, Weinig and Hoffman (Committee Chairman). The role of the Governance Committee is to ensure that the Company's Board of Directors, its Articles of Incorporation and its Bylaws are structured in a way that best serves the corporation and its shareholders. In addition, the committee reviews changes in legislation, regulations and other developments impacting corporate governance and makes recommendations to the full Board with respect to these matters. This Committee was created in January 2002 and met twice during fiscal year 2002.

         Compensation Committee. The Compensation Committee is presently composed of Messrs. Garberding, Kempner, Weinig and Hyde (Committee Chairman). The Compensation Committee reviews and approves the recommendations of the Company's Chief Executive Officer as to the appropriate level of compensation for the Company's principal executive officers and certain other key personnel and recommends to the Board of Directors the compensation of the Chief Executive Officer. The Compensation Committee also oversees the Company's Incentive Bonus Program and grants options under the Company's stock option plan. (See "Executive Compensation.") This Committee met six (6) times during fiscal year 2002.

         Audit Committee. The Audit Committee is presently composed of Messrs. Garberding, Hoffman, Hyde, Kempner and Weinig (Committee Chairman), all of whom are independent as defined in the applicable rules of the Nasdaq National Market. This Committee meets with the Company's independent accountants to review the scope of auditing procedures and the Company's accounting procedures and internal controls, and considers any non-audit functions to be performed by our independent auditors. The Committee also provides general oversight with respect to the accounting principles employed in the Company's financial reporting. The Audit Committee met three (3) times during fiscal year 2002.

         Nominating Committee. The Nominating Committee is presently composed of Messrs. Garberding, Hyde and Albertine (Committee Chairman). This Committee, in addition to the entire Board of Directors, considers candidates for director of the Company. The Nominating Committee also considers nominees recommended by shareholders. Shareholders desiring to submit the name of, and any pertinent data with respect to, a nominee should send this information in writing to the Chairman of the Nominating Committee, in care of the Company. The Nominating Committee met twice during fiscal year 2002.

         Executive Committee. The Executive Committee is presently composed of Messrs. Albertine, Hoffman, Kempner and Epstein (Committee Chairman). This Committee meets at the direction of the Board to act on special matters in accordance with the Bylaws of the Company. The Executive Committee met four (4) times during fiscal year 2002.

         Business Development Committee. The Business Development Committee is presently composed of Messrs. Hoffman, Hyde, Garberding and Epstein (Committee Chairman). This Committee meets to discuss developments and opportunities related to the Company's business and provides oversight for the Company's strategic planning. The Business Development Committee met twice during fiscal year 2002.

Director Remuneration

         Under a plan adopted by the Board of Directors on January 26, 2000, each of the Company's non-employee Directors may elect each calendar year to be paid with 2,626 shares of Company Common Stock or in cash. The plan has a five-year term and a director must retain 75% of the stock he receives under the plan until (a) expiration of his term as a director, or (b) expiration of the plan. For calendar year 2002 each non-employee director elected to be paid in stock.

         Pursuant to the Company's 2000 Stock Option and Stock Award Plan (the "2000 Plan"), each non-employee director receives, without the exercise of any discretion by any person, non-qualified stock options to purchase 2,349 shares of Common Stock as of the first business day of each calendar quarter for each year that the 2000 Plan remains in existence. All options granted to non-employee directors have a term of ten (10) years and become exercisable in three (3) annual installments following the date of grant. The option exercise price per share is equal to the fair market value of a share of Common Stock on the date of grant.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


         The following table sets forth certain information with respect to shares of Common Stock beneficially owned by each director and nominee for director, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by persons to our knowledge who own 5% or more of our Common Stock. This information has been provided by each of the directors and executive officers as of September 13, 2002. This information includes shares subject to stock options and similar rights held by each individual or group to the extent such rights are exercisable within sixty (60) days of the date as to which information is provided.

                                                     Number of Shares                  Percentage of
Beneficial Owner                                     Beneficially Owned(1)             Class(2)
----------------                                     ------------------                -----
Glenn H. Epstein(3)                                          542,102                   3%
James S. Hyde(4)                                             124,972                   1%
Leo Blecher(5)                                               115,192                   1%
Thomas L. Kempner(6)                                         104,869                   1%
Sheldon E. Weinig(7)                                          51,921                   *
Philip J. Pellegrino(8)                                       37,196                   *
Michael K. Burke                                              34,073                   *
David E. Thielman                                             27,734                   *
John M. Albertine(9)                                          18,284                   *
Michael E. Hoffman                                             4,258                   *
Larry G. Garberding                                            2,626                   *

All executive officers and directors as a                  1,062,071                   6.3%
group (11 persons)(10)

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated.

(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of September 13, 2002, which was 16,429,317, and all shares issuable to such individual or group upon the exercise of outstanding stock options or similar rights to the extent such rights are exercisable within sixty (60) days of such date.

(3)      Includes presently exercisable options to purchase 432,897 shares.

(4)      Includes presently exercisable options to purchase 16,443 shares.

(5)      Includes presently exercisable options to purchase 53,021 shares.

(6) Includes 34,778 shares held by trusts of which Mr. Kempner is a trustee. Mr. Kempner disclaims beneficial ownership as to 18,120 of such shares. Also includes presently exercisable options to purchase 30,537 shares.

(7)      Includes presently exercisable options to purchase 30,537 shares.

(8) Includes presently exercisable options to purchase 5,000 shares and 500 shares of restricted stock.

(9)      Includes presently exercisable options to purchase 7,830 shares.

(10) Includes presently exercisable options to purchase 611,043 shares, and includes certain shares as to which beneficial ownership is disclaimed.


                             PROPOSALS TWO AND THREE
                             -----------------------
              APPROVAL OF AMENDMENTS TO THE INTERMAGNETICS GENERAL
               CORPORATION 2000 STOCK OPTION AND STOCK AWARD PLAN

Proposed Amendments

         On November 14, 2000, our shareholders approved the Intermagnetics General Corporation 2000 Stock Option and Stock Award Plan (the "2000 Plan"). Initially, 700,000 shares of our Common Stock were reserved for issuance under the 2000 Plan. The 2000 Plan provides our employees, consultants and non-employee directors with the opportunity to receive grants of stock options and stock awards.

         The 2000 Plan replaced the Company's 1990 Stock Option Plan, which expired on December 14, 2000. Approximately 1,090,000 shares remain outstanding under the 1990 Plan, but no new options may be granted. The Company has not granted any options or other form of stock compensation involving the Company's Common Stock outside the Company's shareholder approved plans.

         During the last fiscal year, the Company hired four (4) new key executives, including a new Chief Financial Officer and a new Sector President for the Energy Technology Segment. In order to attract appropriately experienced and talented executives, the Board of Directors authorized that certain stock options be granted to these individuals. These grants, together with regular grants made to retain a broad base of key employees, and quarterly grants previously authorized by the shareholders for the Company's Directors, have resulted in the need for additional shares in the 2000 Plan.

         At the Annual Meeting, we are asking shareholders to approve and ratify an amendment to Section 3 of the 2000 Plan increasing the number of shares of Common Stock of the Company available for issuance under the 2000 Plan by 820,000 shares. In addition, we are asking shareholders to approve and ratify an amendment to Section 3 of the 2000 Plan to increase the maximum number of shares for which any individual may receive grants under the Plan during any calendar year from 350,000 shares to 500,000 shares. The Board of Directors approved the amendments. We believe these amendments are critical for the Company to attract and retain qualified executives, managers, and key technical personnel.

Vote Required for Approval

         The vote of a majority of the shares of the Common Stock represented at the annual meeting and entitled to vote, in person or by proxy, is required to approve the amendments to the 2000 Plan. Abstentions may be specified on the proposal and will be considered present at the meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the meeting and entitled to vote with respect to this matter is required to approve the proposal.

Description of the 2000 Plan

         The following description of the 2000 Plan is qualified in its entirety by reference to the 2000 Plan document, attached as Exhibit 1 to this Proxy Statement.

         The 2000 Plan has a ten (10) year term. The number of shares of Common Stock authorized for issuance under the 2000 Plan is currently 714,000 shares. Shares subject to options granted under the 2000 Plan that expire or are canceled, surrendered or terminated for any reason are available for new grants under the 2000 Plan. The 2000 Plan limits the aggregate number of shares for which options or stock awards may be granted to any person during any calendar year to 350,000 shares. We are asking that this be increased to 500,000 shares. The Compensation Committee may adjust these limits, as well as the number of shares covered by outstanding grants, and the price per share of outstanding grants if there is any change in the number or class of our shares because of a stock dividend, stock split, merger, reclassification, or other similar changes in our stock.

         Employees and consultants of Intermagnetics and our subsidiaries, including employees who are officers or members of our Board, and our non-employee directors are eligible to receive grants under the 2000 Plan. There are approximately five hundred employees (including five (5) executive officers) and six (6) non-employee directors eligible to receive grants under the Plan.

         The 2000 Plan provides for automatic grants to our non-employee directors, unless the Board determines otherwise. Each calendar quarter, each non-employee director will automatically receive, subject to availability of shares under the 2000 Plan, options to purchase 2,349 shares of our stock. These options will have an exercise price equal to the fair market value of the shares on the date of grant. They will become exercisable in three (3) equal installments on the first, second and third anniversaries of the date of grant and will have a ten-year term. These options will become fully exercisable upon a change in control (as defined below).

         The Compensation Committee administers the 2000 Plan. The 2000 Plan gives the Compensation Committee the authority to interpret the 2000 Plan, to prescribe, amend and rescind rules and regulations relating to the 2000 Plan, to determine the terms and provisions of grant instruments under the 2000 Plan and to make all other determinations necessary or advisable for the administration of the 2000 Plan. The 2000 Plan confers discretion on the Compensation Committee to select employees and consultants to receive options and to determine whether non-employee directors will receive grants instead of or in addition to the automatic grants.

         The 2000 Plan permits grants of incentive stock options, nonqualified stock options and stock awards. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, consultants and non-employee directors. The Compensation Committee will determine the exercise price underlying each option. The exercise price for nonqualified stock options may not be less than 85% of the fair market value of our shares on the date of grant. The exercise price for incentive stock options may not be less than 100% of the fair market value of our shares on the date of grant and the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of our shares on the date of grant.

         Options will become exercisable according to the number of installments and the installment dates determined by the Compensation Committee and specified in the grant instrument. The Compensation Committee determines the term of each option, up to a maximum ten-year term. The term of an incentive stock option granted to an employee who owns more than 10% of our stock may not exceed five
(5) years from the date of grant. Options may be exercised while the grantee is an employee, consultant or non-employee director or within a specified period after the grantee's termination of employment or service.

         Grantees may pay the exercise price of an option (i) in cash, (ii) if permitted in the grant instrument, by surrender of shares of our stock owned by the grantee, or (iii) by payment through a broker pursuant to procedures permitted by regulation T of the Federal Reserve Board and Section 402 of the Sarbanes-Oxley Act of 2002.

         The Compensation Committee may issue shares of our stock as stock awards to employees, consultants and non-employee directors, subject to restrictions or no restrictions. Unless the Compensation Committee determines otherwise, during the restriction period, grantees will have the right to vote shares of stock awards and to receive dividends or other distributions paid on the shares. Unless the Compensation Committee determines otherwise, if a grantee's employment or service terminates during the restriction period or if any other conditions are not met, the stock awards will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to us. To date, 11,000 shares of restricted stock have been granted to executives subject to restriction periods.

         The Compensation Committee may determine that stock awards granted to an employee will be considered performance-based compensation (see "Tax Deductibility under Section 162(m)" below). If an employee is granted a stock award that is intended to be performance-based compensation, the grant or vesting of the stock award will be contingent on our achieving performance goals designated by the Compensation Committee.

         The Compensation Committee will establish the performance goals, the performance period during which the goals must be met, the threshold, target and maximum amounts that may be paid if the performance goals are met, and any other conditions the Compensation Committee deems appropriate. The performance goals will be established in writing at the beginning of the performance period and will be based on one or more of the following objective criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

         The performance goals may relate to the grantee's business unit or the performance of Intermagnetics and our subsidiaries as a whole, or any combination. If the performance goals for a performance period are not met, the grants subject to the performance goals will not be made or will be forfeited. The Compensation Committee may provide for the accelerated vesting or grant of stock awards in the event of death, disability, or other circumstances. To date, no performance based stock awards have been granted under the 2000 Plan.

         All options granted under the 2000 Plan become fully exercisable upon a "change in control." The 2000 Plan defines change in control to mean the occurrence of any of the following: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities representing 30% or more of the voting power of our then outstanding securities; (ii) during any period of two
(2) consecutive calendar years, there is a change of 25% or more in the composition of our Board in office at the beginning of the period, except for changes approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or (iii) our shareholders approve a merger or consolidation with another corporation (other than a merger with a subsidiary or a merger in which we survive and our outstanding voting stock is not converted or our shareholders have substantially the same proportionate interest in the voting stock of the surviving corporation or its parent as they did immediately prior to the merger), a disposition of substantially all of our assets, or a liquidation or dissolution. As long as a change in control within the meaning of clause (ii) has not occurred, the Board may determine, by a two-thirds vote of the continuing directors, that an event described in items
(i) or (iii) shall not constitute a change in control.

         Grants under the 2000 Plan may not be transferred except upon the grantee's death, or, in the case of a nonqualified stock option, to a grantee's family members or to a trust that benefits the grantee's family members.

         The Board may amend or terminate the 2000 Plan at any time. However, the Board may not make any amendment without shareholder approval if approval is required under the applicable provisions of the Internal Revenue Code or other applicable laws or regulations. If stock awards are designated as performance-based compensation, the shareholders must re-approve the 2000 Plan not later than the first shareholders meeting following the fourth anniversary of the shareholders' approval of the 2000 Plan. The 2000 Plan will terminate on July 26, 2010, unless the Board terminates the 2000 Plan earlier.

Federal Income Tax Consequences

         The current federal income tax consequences of grants under the 2000 Plan are generally described below. This description of tax consequences is not a complete description, and is based on the Internal Revenue Code as presently in effect, which is subject to change, and does not purport to be a complete description of the federal income tax aspects of the options and stock awards under the 2000 Plan.

         Incentive Stock Options. An optionee who receives incentive stock options generally incurs no federal income tax liability at the time of the grant or upon the exercise of the options. However, the difference between the value of our stock at the date of exercise and the exercise price will be an item of tax preference that may give rise to alternative minimum tax liability at the time of exercise. If the optionee does not dispose of the shares before the date that is two (2) years from the date of grant and one (1) year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the option. If, within two (2) years from the date of grant or within one
(1) year from the date of exercise, the holder of shares acquired upon exercise of an incentive stock option disposes of the shares, the optionee will generally realize ordinary compensation income at the time of the disposition equal to the difference between the exercise price and lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition. The amount realized upon such a disposition will generally be deductible by us for federal income tax purposes.

         Nonqualified Stock Options. An optionee will not be subject to federal income tax upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. We will generally be able to take a deduction with respect to this compensation income for federal income tax purposes. The optionee's tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently more than one year. The optionee's holding period for shares acquired upon exercise will begin on the date of exercise.

         Stock Awards. If a grantee receives an unrestricted stock award, the grantee will recognize compensation income upon the grant of the stock award. If a grantee receives a restricted stock award, the grantee normally will not recognize taxable income until the stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the grantee will recognize compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time. A grantee may, however, elect to recognize ordinary compensation income in the year a restricted stock award is granted in an amount equal to the fair market value of the shares (less any amount paid for the shares) at that time, determined without regard to the restrictions. We will generally be entitled to a corresponding deduction at the same time, and in the same amount, as the grantee recognizes compensation income with respect to the stock award. Any gain or loss recognized by the grantee upon the subsequent disposition of the shares will be capital gain or loss.

         Tax Deductibility Under Section 162(m). Section 162(m) of the Internal Revenue Code disallows a public company's deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for performance-based compensation that meets specific requirements. The 2000 Plan is intended to permit stock options granted under the Plan, and stock awards that are designated as performance based compensation, to qualify as performance-based compensation and be exempt from the $1,000,000 deduction limit.

         Withholding. We have the right to deduct from all grants paid in cash or other compensation any taxes required to be withheld with respect to grants to employees under the 2000 Plan, or we may require that the grantee make other provisions to satisfy our withholding obligation. An employee grantee may elect to have withheld from the shares issuable with respect to an option or stock award, shares with a value equal to the minimum required withholding amount, or may elect to tender previously owned shares with a value equal to the required tax withholding amount.

Accounting Consequences

         With respect to accounting considerations, there is a charge to earnings in connection with the grant of an option to a consultant. Generally, there is no charge to earnings in connection with the grant of an option to an employee or a non-employee director if the exercise price of the option is at least equal to the fair market value of the shares at the date of the grant and other requirements are met. If, however, the exercise price of the option is less than the fair market value of the shares on the date of grant or if the grant is variable, there will be a charge to earnings as the option becomes exercisable. Generally, the acceleration of option vesting, grants of stock awards and performance-based stock compensation would result in a charge to earnings. The Company reviews its accounting treatment of options regularly and will comply with any changes that may be required by law or U.S. generally accepted accounting principles.

         The calculation of fully diluted earnings per share will be affected by options granted under the 2000 Plan as a result of the increase in the number of outstanding shares of our stock. This calculation reflects the potential dilutive effect, using the treasury stock method, of outstanding stock options even though the stock options have not yet been exercised.

Grants Under the Plan

         Since the 2000 Plan was adopted by the Company, the following persons and groups have received options to purchase the aggregate number of shares indicated: Glenn H. Epstein (Chairman and Chief Executive Officer; 75,500 shares); Michael K. Burke (Executive Vice President and Chief Financial Officer; 75,000 shares and 4,000 shares of restricted stock); Leo Blecher (Sector President, MRI Segment; 30,200 shares); Philip J. Pellegrino (Sector President, Energy Technology Segment; 25,000 shares and 1,000 shares of restricted stock); David Thielman (Vice President and General Manager, IGC-Polycold Systems Inc.; 25,000 shares); all outside directors as a group (75,168 shares); John M. Albertine (director nominee; 16,443 shares); Larry G. Garberding (director nominee; 2,349 shares); James S. Hyde (director nominee; 16,443 shares); and all non-executive officer employees as a group (307,303 shares and 6,000 shares of restricted stock). No options have been granted to associates of any directors, executive officers or nominees, nor have any other persons received five percent of such options.

         As of September 20, 2000, the last reported price of our stock as reported on Nasdaq was $15.42. The information in the table below is as of May 26, 2002.

                                          Equity Compensation Plan Information

------------------------------- ---------------------------- ---------------------------- ----------------------------
        Plan category           Number of securities to be    Weighted-average exercise      Number of securities
                                  issued upon exercise of       price of outstanding        remaining available for
                                   outstanding options,         options, warrants and        future issuance under
                                    warrants and rights                rights              equity compensation plans
                                                                                             (excluding securities
                                                                                           reflected in column (a))
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                            (a)                          (b)                          (c)
------------------------------- ---------------------------- ---------------------------- ----------------------------
  Equity compensation plans              1,781,515                    $ 13.4062                     89,829
 approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans not                _                            _                            _
 approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
            Total                        1,781,515                    $ 13.4062                     89,829
------------------------------- ---------------------------- ---------------------------- ----------------------------

Contingent Stock Option Grants

         No options have been granted under the 2000 Plan subject to shareholder approval of this proposal. Accordingly, future benefits to be received by our Chief Executive Officer, all current executive officers as a group and all employees who are not executive officers as a group are not determinable. Each Non-Employee Director is entitled to a grant of 2,349 shares on the first business day of each calendar quarter, which will not be granted if shares are not available under the 2000 Plan. In addition, the Compensation Committee would be unable to grant new options to executive officers, employees or consultants in excess of those shares presently available for grant (approximately 78,000) unless additional shares become available under the 2000 Plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE 2000 STOCK OPTION AND STOCK AWARD PLAN.

                             EXECUTIVE COMPENSATION

         The following table summarizes for the past three (3) years the annual and long-term compensation of those persons who were, on May 26, 2002, the Company's Chief Executive Officer, the other four most highly compensated executive officers and two executive officers who would have been among the four most highly compensated if they had been employed on the last day of the fiscal year.

                                                 SUMMARY COMPENSATION TABLE

                                   Annual                                      Long Term
                        --------------------------------------------------------------------------------------------------
                                                 Annual        Extraordinary   Restricted     Award of
                        Fiscal                   Incentive     Incentive       Stock          Stock       All Other
Position                Year       Salary        Bonus(1)      Bonus           Awards         Options     Compensation
--------------------------------------------------------------------------------------------------------------------------
Glenn H. Epstein        2002       $410,171      $422,000      $526,831(2)        -            50,000     $68,524(3)
President and           2001        350,000       245,000          -              -            25,500      62,099(3)
Chief Executive         2000        258,653        60,416          -              -           500,000      54,133(3)
Officer

Michael K. Burke        2002(4)    $ 94,551      $ 64,501          -   (5)     $101,120(6)     75,000     $17,172(7)
Chief Financial         2001(4)        -             -             -              -              -           -
Officer and             2000(4)        -             -             -              -              -           -
Executive Vice
President

Leo Blecher             2002       $211,030      $118,125      $132,776(8)        -            20,000     $20,519(9)
Sector President,       2001        188,122        76,500          -              -            10,000      21,498(9)
MRI Segment             2000        165,255        40,000          -              -           100,000       6,653(9)

Philip J. Pellegrino    2002(10)   $130,152      $ 30,625                      $ 28,300(11)    25,000     $ 1,362(12)
Sector President,       2001(10)       -             -             -              -              -           -
Energy Technology       2000(10)       -             -             -              -              -           -
Segment

David E. Thielman       2002(13)   $ 87,308      $ 14,427          -              -            25,000     $19,039(14)
Vice President and      2001(13)       -             -             -              -                          -
General Manager,        2000(13)       -             -             -              -                          -
IGC-Polycold Inc.

Michael C. Zeigler      2002(15)   $176,620      $ 45,770      $106,209(16)       -              -        $38,146(17)
Chief Financial         2001        179,862        70,125          -              -             5,000      29,812(17)
Officer and Senior      2000        174,803        30,666          -              -             7,500      11,763(17)
Vice President -
Finance

David W. Dedman         2002(18)   $137,998          -         $175,000(19)       -              -        $13,276(20)
Vice President and      2001        186,709        51,150          -              -             7,500      12,948(20)
General Manager -       2000        163,423        35,000          -              -             7,500       1,420(20)
IGC-APD
Cryogenics Inc. and
IGC-Polycold Inc.

(1) All bonuses were earned by the Executives as incentive compensation bonuses for fiscal years 2002, 2001 and 2000 performance, respectively, and paid in fiscal years 2003, 2002 and 2001, respectively.

(2) Includes extraordinary bonuses of $150,000 and $220,000 paid in connection with the divestitures of IGC-Advanced Superconductors and IGC-APD Cryogenics Inc., respectively, and payment of $156,831 from Mr. Epstein's bonus bank earned in fiscal year 2001 under the Company's Incentive Bonus Program. Mr. Epstein's current remaining bank under the program is $529,645, payable over the next three (3) fiscal years subject to certain conditions.

(3) Includes the Company's share of contributions on behalf of Mr. Epstein to the IGC Savings Plan (401(k)) in the amount of $9,308, $9,299 and $7,294 for fiscal years 2002, 2001 and 2000, respectively, and payments of $3,216, $3,800 and $1,839 by the Company for a life insurance policy for the benefit of Mr. Epstein in fiscal years 2002, 2001 and 2000, respectively. Also includes $56,000, $49,000 and $45,000 paid to Mr. Epstein in fiscal years 2002, 2001 and 2000, respectively, for which the intent is to compensate for caps imposed by U.S. Government tax regulations on the Company's qualified retirement and savings programs and which is paid in lieu of inclusion in any other of the Company's non-qualified retirement programs.

(4) Mr. Burke joined the Company on December 14, 2001. Therefore, he received compensation from the Company for approximately five (5) months in fiscal year 2002, and no compensation from the Company in fiscal years 2001 and 2000.

(5) Mr. Burke did not receive any extraordinary bonus in fiscal year 2002, but he earned a bonus bank under the Incentive Bonus Program of $31,255, payable over the next three (3) fiscal years subject to certain conditions.

(6) Upon his employment with the Company, Mr. Burke received a restricted stock grant of 4,000 shares that vests over three (3) years according to the following schedule: 500 shares on December 14, 2003; 1,500 shares on December 14, 2004; and 2,000 shares on December 14, 2005.

(7) Consists of relocation reimbursement to Mr. Burke of $17,172 paid in fiscal year 2002.

(8) Includes extraordinary bonuses of $60,000 and $50,000 paid in connection with the divestitures of IGC-Advanced Superconductors and IGC-APD Cryogenics Inc., respectively, and payment of $22,776 from Mr. Blecher's bonus bank earned in fiscal year 2001 under the Company's Incentive Bonus Program. Mr. Blecher's current remaining bank under the program is $101,194, payable over the next three (3) fiscal years subject to certain conditions.

(9) Includes the Company's share of contributions on behalf of Mr. Blecher to the IGC Savings Plan (401(k)) in the amounts of $7,662, $8,641 and $4,629 for fiscal years 2002, 2001 and 2000, respectively, payment of a supplemental frozen pension contribution of $4,857 and a supplemental retirement contribution of $8,000 to the IGC Deferred Compensation Plan in each of fiscal years 2002 and 2001, and payment of a supplemental frozen pension contribution of $2,024 to the IGC Deferred Compensation Plan in fiscal year 2000.

(10) Mr. Pellegrino joined the Company on October 18, 2001. Therefore, he received compensation from the Company for approximately seven (7) months in fiscal year 2002, and no compensation from the Company in fiscal years 2001 and 2000. His salary in 2002 includes $2,000 per month in living expenses to which he is entitled under the terms of his employment agreement.

(11) Upon his employment with the Company, Mr. Pellegrino received a restricted stock grant of 1,000 shares that vests over two (2)years according to the following schedule: 500 shares on October 18, 2003 and 500 shares on October 18, 2004.

(12) Consists of the Company's share of contributions on behalf of Mr. Pellegrino to the IGC Savings Plan (401(k)) of $1,362.

(13) Mr. Thielman joined the Company on December 10, 2001. Therefore, he received compensation from the Company for approximately five (5) months in fiscal year 2002, and no compensation from the Company in fiscal years 2001 and 2000.

(14) Consists of relocation reimbursement to Mr. Thielman of $19,039 paid in fiscal year 2002.

(15) Mr. Zeigler retired from the Company on March 15, 2002. Therefore, he received compensation from the Company for approximately nine (9) months in fiscal year 2002. His salary for fiscal year 2002 includes $23,052 for accrued but unused vacation that was paid upon his retirement in accordance with Company policy.

(16) Includes extraordinary bonuses of $35,000 and $25,000 paid in connection with the divestitures of IGC-Advanced Superconductors and IGC-APD Cryogenics Inc., respectively, and payment of $46,209 from Mr. Zeigler's bonus bank earned in fiscal year 2001 under the Company's Incentive Bonus Program. Mr. Zeigler's current remaining bank under the program is $114,782, payable over the next two (2) fiscal years subject to certain conditions.

(17) Includes retirement benefits of $7,500 paid in fiscal year 2002, the Company's share of contributions on behalf of Mr. Zeigler to the IGC Savings Plan (401(k)) in the amounts of $10,241, $9,279 and $5,203 for fiscal years 2002, 2001 and 2000, respectively, payments under the Company's Supplemental Income Plan and Supplemental Retirement Plan in the amounts of $15,609, $15,737 and $4,562, for fiscal years 2002, 2001 and 2000, respectively, and payments of supplemental frozen pension contributions of $4,796, $4,796 and $1,998 to the IGC Deferred Compensation Plan in fiscal years 2002, 2001 and 2000, respectively.

(18) Mr. Dedman resigned from the Company on February 2, 2002 as a result of the divestiture of IGC-APD Cryogenics Inc. Therefore, he received compensation from the Company for approximately eight (8) months in fiscal year 2002.

(19) Consists of an extraordinary bonus of $175,000 paid to Mr. Dedman in connection with the divestiture of IGC-APD Cryogenics, Inc.

(20) Consists of the Company's share of contributions on behalf of Mr. Dedman to the IGC Savings Plan (401(k)) in the amounts of $5,276, $4,984 and $1,420 for fiscal years 2002, 2001 and 2000, respectively, and payment of a supplemental retirement contribution of $8,000 to the IGC Deferred Compensation Plan in each of fiscal years 2002 and 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table summarizes stock options granted during the fiscal year ended May 26, 2002 to the persons named in the Summary Compensation Table. No stock appreciation rights have been granted by the Company nor is the grant of such rights currently provided for in the Company's 2000 Stock Option and Stock Award Plan.

                                  Individual Grants
                                  -----------------
                                                                                      Potential Realizable Value at
                                                                                      Assumed Annual Rates of Stock
                                                                                      Price Appreciation for Option
                          Number of    Percentage of                                  Term(1)
                           Shares      Total Options
                         Underlying     Granted to      Exercise
                           Options     Employees in       Price
Name                       Granted      Fiscal 2002    (per share)   Expiration Date       5%             10%
---------------------------------------------------------------------------------------------------------------------
Glenn H. Epstein        40,349(2)          10.3%        $ 23.48         01/30/12       $ 595,811     $ 1,509,903
                         9,651(3)           2.5%          23.48         01/30/12         142,511         361,151

Michael K. Burke        55,225(4)          14.5%          25.28         12/14/11         871,992       2,225,005
                        19,775(5)            5%           25.28         12/14/11         314,392         796,731

Leo Blecher              7,560(2)           1.9%          23.48         01/30/12         111,634         282,903
                        12,440(3)           3.2%          23.48         01/30/12         183,695         465,518

Philip J. Pellegrino    25,000(6)           6.4%          28.30         10/19/11         444,943       1,127,573

David E. Thielman        6,235(7)           1.6%          26.64         12/12/11         104,460         264,721
                        18,765(8)           4.8%          26.64         12/12/11         314,384         796,711
Michael C. Zeigler           -                -              -               -               -              -

David W. Dedman              -                -              -               -               -              -

(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

(2) Options vest in three (3) equal annual installments beginning on first anniversary date. Options were granted on January 30, 2001.

(3) Options vest in five (5) equal annual installments beginning on first anniversary date. Options were granted on January 30, 2001.

(4) Options vest in three (3) equal annual installments beginning on second anniversary date. Options were granted on December 14, 2001.

(5) Options vest in five (5) equal annual installments beginning on first anniversary date. Options were granted on December 14, 2001.

(6) Options vest in five (5) equal annual installments beginning on first anniversary date. Options were granted on October 19, 2001.

(7) Options vest in three (3) equal annual installments beginning on second anniversary date. Options were granted on December 12, 2001.

(8) Options vest in five (5) equal annual installments beginning on first anniversary date. Options were granted on December 12, 2001.


           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

         The following table summarizes option exercises during the fiscal year ended May 26, 2002, and the value of vested and unvested options, for the persons named in the Summary Compensation Table at May 26, 2002.

                                                                                Value of Unexercised
                                                  Number of Unexercised         In-the-Money Options at
                       Shares                     Options at May 26, 2002       May 26, 2002(1)
                       Acquired
                       on           Value
Name                   Exercise     Realized      Exercisable   Unexercisable   Exercisable      Unexercisable
---------------------------------------------------------------------------------------------------------------

Glenn H. Epstein        141,715     $2,962,611        257,797         256,696    $4,294,664        $3,317,372

Michael K. Burke           -             -             -               75,000        -                 -

Leo Blecher                -             -             53,021          68,455       740,103           681,002

Philip J. Pellegrino       -             -             -               25,000        -                 -

David E. Thielman          -             -             -               25,000        -                 -

Michael C. Zeigler        8,489        141,557         -                -            -                 -

David W. Dedman          73,313      1,291,536         -                -            -                 -

(1) Based on the closing price of the Common Stock as reported on Nasdaq on May 24, 2002 ($24.26), net of the option exercise price.

                                  BENEFIT PLANS

         Pension Plan. In fiscal 1999 the Company froze all pension benefits under its qualified, defined benefit pension plan (the "Pension Plan") as of December 31, 1998 (with the exception of approximately fifty (50) bargaining unit members at a subsidiary, IGC-APD Cryogenics Inc.). Therefore, no additional benefits were accrued after that date. Prior to freezing the Pension Plan, all employees 21 years of age and older who had completed one (1)year of credited service participated in the Pension Plan. Participating employees received certain defined benefits under the Pension Plan upon their normal or early retirement from the Company's employ or upon death.

         The Company terminated the Pension Plan in accordance with statutory requirements in fiscal year 2001. As a result of the termination, Messrs. Epstein, Blecher and Zeigler received a lump sum payment of approximately $2,906, $82,488 and $119,104 respectively, representing the present value of their accrued benefits plus their pro-rated portion of the residual assets. These amounts were deposited into an individual retirement arrangement (IRA) or other employer tax-qualified plan that accepts rollovers. The remaining named executive officers were not participants in the Pension Plan. As a result of freezing the Pension Plan, the Company makes a supplemental frozen pension plan contribution to participants in the Pension Plan for whom the projected lump sum value of his or her accrued benefit determined at December 1, 1997 under the Pension Plan would exceed his or her projected benefit derived from the Company's 2% non-elective contribution under the IGC Savings Plan (401(k)), as determined in the sole discretion of the Pension Plan Administrator using certain assumptions. Messrs. Zeigler and Blecher received such a contribution as disclosed in the notes to the Summary Compensation Table.

         Supplemental Retirement Plan. The Company's Supplemental Retirement Plan, adopted in 1985, provides additional retirement benefits to selected executives of the Company. Under the plan, on retirement at age 65, the participant will receive additional retirement benefits payable in equal monthly installments over 180 months. For a participant who elects to retire after age 55 but before age 65, the amount of the retirement benefits are actuarially reduced.

         No current executives participate in this plan. The current annual retirement benefit paid to the Company's former Chairman, Carl H. Rosner, under this plan is $80,000 and the current annual retirement benefit paid to Mr. Zeigler under this plan is $45,000.

         Enhanced Benefit Plan. On January 26, 2000, the Board of Directors approved the Intermagnetics General Corporation Enhanced Benefit Plan (the "Enhanced Benefit Plan") aimed at attracting, motivating and retaining certain top level Executives. Currently, only individuals with the title "Sector President" or "Vice President" (the "Participants") participate in the Enhanced Benefit Plan. The Enhanced Benefit Plan is not an employment contract, but it does supersede any pre-existing employment contracts between the Company and the Participants. Under the Enhanced Benefit Plan, Participants are entitled to (a) life insurance benefits equal to two (2) times their base salary and (b) a contribution made by the Company on Participant's behalf to the Company's Deferred Compensation Plan. The contribution level is set each year by the Compensation Committee of the Board of Directors and placed in a separate retirement account for each Participant within the Deferred Compensation Plan. The contribution level for fiscal year 2003 (which will be paid in fiscal year
2004) has been set at $10,000 for each Participant. The contribution level for fiscal years 2002 and 2001 was $8,000 for each Participant. No contribution was made in fiscal year 2000. This account vests only upon Participant's retirement or upon a change in control (as those terms are defined in the Deferred Compensation Plan). In addition, the Enhanced Benefit Plan provides a lump sum severance equal to between six (6) months and eighteen (18) months of Participant's salary upon (a) termination without "cause" (as that term is defined in the Enhanced Benefit Plan), or (b) Participant's resignation under certain circumstances after a change in control. The amount of severance is tied to years of service.

                         CERTAIN EMPLOYMENT ARRANGEMENTS

o   Epstein Agreement
    -----------------

         Effective June 1, 2002, the Company amended and restated its employment agreement with Mr. Epstein. Under the 2002 Agreement, Mr. Epstein has agreed to serve as the Company's Chief Executive Officer through at least May 31, 2007. In addition, if neither party provides written notice to the other party prior to June 1, 2003 of its or his desire to terminate Mr. Epstein's employment, the 2002 Agreement shall be extended automatically for one additional year, until May 31, 2008. On each successive June 1st following June 1, 2003 (the "Anniversary Date"), the employment term will be automatically extended from year to year for an additional one (1) year period (for example, on June 1, 2004, the term shall extend to May 31, 2009), unless either party provides written notice to the other prior to the Anniversary Date of its or his desire to terminate Mr. Epstein's employment. The 2002 Agreement provided for a base salary in fiscal year 2003 of $420,000. Under the terms of the 2002 Agreement, Mr. Epstein's base salary is adjusted annually. The 2002 Agreement also provides that Mr. Epstein may participate in the Company's Incentive Bonus Program ("IBP") at a target level bonus of 100% of base salary, with actual bonus earned pursuant to the overall terms of the Company's IBP. In addition, the Company provides Mr. Epstein with a lump sum payment of $56,700 (adjusted annually) to be used by Mr. Epstein to select either a non-qualified Supplemental Executive Benefit Plan or other similar program for which the intent is to compensate for caps imposed by US Government tax regulations on the Company's qualified retirement and savings programs. This lump sum is paid in lieu of Mr. Epstein's inclusion in any of the Company's non-qualified retirement programs. If Mr. Epstein is terminated without cause or resigns for good reason (as defined in the 2002 Agreement) during term of the 2002 Agreement, or any renewal thereof, or if the Board provides notice that it will not extend the term, he would be entitled to receive an amount equal to his then-base annual salary multiplied by the number of months remaining on the term of the 2002 Agreement. The 2002 Agreement also provides that if Mr. Epstein is terminated or resigns as an employee under certain circumstances after a change in control event (as described in the Epstein Agreement), he would be entitled to receive an amount equal to the sum of three (3) times his annual salary and certain other extraordinary payments.

o   Pellegrino Agreement
    --------------------

         The Company entered into a three (3) year employment agreement with Philip J. Pellegrino, Sector President of the Energy Technology Segment (the "Pellegrino Agreement"). The Pellegrino Agreement incorporates the terms of the Enhanced Benefit Plan, but also provides that Mr. Pellegrino will have a base salary of not less than $200,000. In addition to the stock option and restricted stock awards described in the Summary Compensation Table, Mr. Pellegrino is also eligible to receive 5% of the equity in SuperPower, Inc., a wholly-owned subsidiary of Intermagnetics that currently is not publicly traded. This equity will be provided in the form of stock options that will be priced at fair market value on the date of the grant. If Mr. Pellegrino is terminated without cause or resigns for good cause during term of the Pellegrino Agreement, he will be entitled to twelve (12) months of severance and his outstanding options will automatically vest. If he is terminated or resigns under certain circumstances after a change in control event (as described in the Agreement), his severance would equal two (2) times his salary and bonus for the prior year.

o   Rosner Agreement
    ----------------

         Mr. Rosner retired as Chief Executive Officer of the Company effective May 31, 1999 pursuant to the terms of an employment agreement between the Company and Mr. Rosner (the "Rosner Agreement"). The Rosner Agreement includes a provision requiring Mr. Rosner to serve as a consultant for five (5) fiscal years after his retirement (the "Consulting Term"). On April 11, 2002 the parties signed an addendum to the Rosner Agreement. The addendum provides for an acceleration of certain consulting fees payable to Mr. Rosner under the Rosner Agreement. Mr. Rosner retired as Chairman of the Board of Directors effective May 26, 2002. Pursuant to the terms of the Company's stock option plans, all of his outstanding options vested upon his retirement and will terminate on the earlier of the expiration of the original grant or May 26, 2004. Under the Rosner Agreement, the Company paid Mr. Rosner $292,500 in consulting fees in fiscal year 2002, including the lump sum payment due pursuant to the addendum to the Rosner Agreement, $180,000 in fiscal year 2001, and $172,500 in fiscal year 2000. In addition, Mr. Rosner earned a bonus of $74,445 in fiscal year 2002 that was paid to him in fiscal year 2003, $90,145 in fiscal year 2001 that was paid to him in fiscal year 2002 and $52,530 in fiscal year 2000 that was paid to him in fiscal year 2001.

                          TRANSACTIONS WITH MANAGEMENT

         In fiscal year 2000, we adopted Stock Ownership Guidelines for our executive officers and certain top-level management employees. Executive officers and certain key employees that report directly to the Chief Executive Officer are expected to own between one and two times their base salary in Common Stock. Top-level management employees are expected to own not less than two-thirds of their base salary in Common Stock.

         In order to assist and encourage individuals to reach the ownership guidelines as soon as possible, we created the 1999 Executive Stock Purchase Plan. Under this plan, which was approved by our shareholders in November, 2000, the Company may provide loans directly to participants, or may arrange for a participant to obtain a loan from a bank, for the purpose of purchasing Common Stock on the open market. Interest on the loan is charged annually at the Company's base rate of borrowing under its line of credit, or at the rate charged by the bank if the loan is secured through a bank. The term of the loan is five (5) years after which it must be repaid in full. Employees are expected to retain two-thirds of the stock purchased with loan proceeds for the entire term of the loan and are expected to retain ownership levels within the Stock Ownership Guidelines during the term of the 1999 Executive Stock Purchase Plan. As a result of the Sarbanes-Oxley Act adopted in July 2002, new loans will no longer be issued to corporate officers under this plan.

         Messrs. Epstein, Burke, Blecher, Pellegrino and Thielman have secured loans totaling $800,000, $430,000, $220,000, $400,000 and $350,000,
respectively, to purchase Common Stock. All other participant loans currently outstanding total $1,524,720. Messrs. Zeigler and Dedman repaid their loans in full in fiscal years 2001 and 2002, respectively. There have been no events of loan forgiveness or default with respect to the loans.

                  AUDIT COMMITTEE AND INDEPENDENCE OF AUDITORS

Audit Committee Report

         The Audit Committee of the Board of Directors (the "Committee") is comprised of five (5) Directors. All members of the Committee are independent directors as defined by the rules of the American Stock Exchange and Nasdaq. The Committee has adopted a written charter. This charter was approved by the Board of Directors and is set forth in Appendix A of this Proxy Statement. The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers, LLP, the Company's independent auditor for fiscal year 2002, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The Committee has discussed with PricewaterhouseCoopers the matters that are required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). PricewaterhouseCoopers has provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed the firm's independence with PricewaterhouseCoopers. The Committee also considered whether PricewaterhouseCoopers' provision of non-audit services to the Company is compatible with the firm's independence.

         Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2002. The Committee also authorized PricewaterhouseCoopers to continue as the Company's independent auditors for fiscal year 2003.

                                            AUDIT COMMITTEE OF THE BOARD OF
                                            DIRECTORS OF INTERMAGNETICS
                                            GENERAL CORPORATION
                                            Sheldon E. Weinig (Chairman)
                                            Larry G. Garberding
                                            Michael E. Hoffman
                                            James S. Hyde
                                            Thomas L. Kempner


Independent Auditors Fees

         In addition to retaining PricewaterhouseCoopers to audit the consolidated financial statements for 2002, the Company retained
PricewaterhouseCoopers, as well as other consulting firms, to provide various consulting services in fiscal year 2002. The aggregate fees and expenses billed for professional services by PricewaterhouseCoopers over the past twelve (12) months for these various services were:

         Audit Fees: $152,500 for services rendered for the annual audit of the Company's consolidated financial statements and the quarterly reviews of the financial statements included in the Company's Forms 10-Q;

         All Other Fees: $295,000 for tax, special audit and consulting services.

         No fees were paid to PricewaterhouseCoopers for financial information systems design and implementation.

                        REPORT OF COMPENSATION COMMITTEE

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Intermagnetics General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The Compensation Committee of the Board of Directors sets the compensation policies for the executive officers of the Company, recommends the annual base salary, annual incentive compensation and grant of long term incentive compensation for the Company's chief executive officer, and approves the annual base salary, annual incentive compensation and grant of long term incentive compensation for all other executive officers of the Company. In fulfilling this duty, the Compensation Committee has sought to establish a policy that enables the Company to attract, retain and reward executive officers who contribute substantially to the success of the Company, and aligns executive compensation with the creation of long-term value for the Company's shareholders.

         The Compensation Committee views executive compensation as comprised of three (3) essential components: long-term incentive compensation, annual base salary and annual incentive compensation.

         Long Term Incentive Compensation. The Compensation Committee views long-term incentive compensation as the cornerstone of executive compensation. The Compensation Committee believes that long-term executive compensation should be linked closely to the creation of shareholder value. In this regard, the Compensation Committee believes that the grant of stock options to the Company's executive officers under the Company's stock option plans focuses the attention of the Company's executives on the important task of creating long-term shareholder value. In awarding stock options to the executive officers of the Company, the Compensation Committee generally considers a variety of factors, including the potential impact of an executive officer on shareholder value and industry practice with respect to such awards. Options are typically granted at the market price on the date of grant. Because vesting generally ceases should the executive leave the Company's employment, the Compensation Committee believes that the stock options also serve to retain the Company's executive officers.

         Annual Base Salary. In establishing executive annual base salaries, the Compensation Committee has established a policy of setting payments competitively. In determining the competitiveness of individual salaries, the Compensation Committee periodically gathers information regarding the base salaries paid to other individuals with comparable responsibilities in related industries, particularly those with a focus on technology. In connection with establishing base salaries in light of the competitive ranges, the Compensation Committee weighs the allocation of responsibilities among the executive officers within the Company and the relevant experience of each such executive officer.

         Annual Incentive Compensation. The Compensation Committee believes that an important component of annual compensation is incentive compensation. In July 1999, the Compensation Committee established a new annual incentive compensation program (the "Incentive Bonus Program") pursuant to which cash bonuses are earned by officers and employees of the Company. The size and availability of a cash award under the Program is linked to quantitative and qualitative goals that are established for each eligible participant at the beginning of the Company's fiscal year. The Board of Directors sets the quantitative goals for the financial performance of the Company and its subsidiaries and divisions. The Compensation Committee sets qualitative goals for the Chief Executive Officer. Qualitative goals for other officers and employees are approved by the executive officer to whom he or she reports. Under the program, bonuses earned in any fiscal year are paid to executives and eligible employees in the first quarter of the following fiscal year.

         Participants in the Incentive Bonus Program are eligible to earn a bonus equal to a set percentage of their base salary (their "Bonus Target"). Employees can achieve a bonus above their Bonus Target if they exceed their quantitative and/or qualitative goals. The program provides for "banking" of bonuses earned in excess of 150% of the participant's target. This "bank" is paid out over a three (3) year period, provided the participant remains employed with the Company, but is subject to reduction if participant fails to meet his or her quantitative goals during the three (3) year payout period. The total amount earned in any year (including any banked portion) by all participants under the Program cannot exceed 10% of consolidated operating income (as adjusted for significant non-recurring items including gains or losses from Board approved restructuring activities and approved increases in the Company's ongoing investment in Energy Technology). This program will continue to apply to the officers and employees of the Company for fiscal year 2003 performance.

         Section 162(m) Considerations. The Company expects that the salary and bonus compensation paid to executive officers will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, we have awarded stock options to executive officers only pursuant to plans that we believe will satisfy the requirements of Section 162(m).

         The Compensation Committee believes that the compensation earned by each of the five (5) highest paid executive officers of the Company for its fiscal year 2002 was reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

         In particular, the Compensation Committee believes that Mr. Epstein's compensation during fiscal year 2002 reflected his very strong contribution to the Company's strategic goals and overall financial and operational performance. Consistent with the requirements of the Epstein Agreement, Mr. Epstein received a base salary of $400,000. Mr. Epstein was also paid an annual bonus of $422,000 for fiscal year 2002 performance in accordance with our Incentive Bonus Program. In addition, Mr. Epstein received a portion of his "banked" bonus in the amount of $156,831. His current "bank" consists of $529,645 of additional bonus amounts for which he will be eligible over a three (3) year period, provided certain criteria are met. Mr. Epstein's target bonus for fiscal year 2003 will be 100% of his base salary and the target bonuses for all other executive officers will range from 35-50% of base salary.

         The Compensation Committee notes that Mr. Epstein's salary falls within competitive ranges established for the position of Chief Executive Officer for technology companies with similar characteristics such as size, growth and profitability.

                                            COMPENSATION COMMITTEE OF THE BOARD
                                            OF DIRECTORS OF INTERMAGNETICS
                                            GENERAL CORPORATION
                                            James S. Hyde (Committee Chairman)
                                            Larry G. Garberding
                                            Thomas L. Kempner
                                            Sheldon E. Weinig

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock for the past five (5) fiscal years with similar returns for (i) the Nasdaq composite index and (ii) a peer group of companies we selected for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. There can be no assurance that the performance of the Company's Common Stock will continue in a manner similar to the trend depicted on the graph.



                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                   AMONG INTERMAGNETICS GENERAL CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX,
                   THE AMEX COMPOSITE INDEX AND A PEER GROUP


                                                                                  Cumulative Total Return
                                                           -------------------------------------------------------------------
                                                              5/25/97     5/31/98    5/30/99    5/28/00    5/27/01    5/26/02
INTERMAGNETICS GENERAL CORPORATION                             100.00       87.00      68.51      95.36     268.93     223.78
NASDAQ STOCK MARKET (U.S.)                                     100.00      127.94     180.44     233.08     163.74     121.41
AMEX COMPOSITE                                                 100.00      118.48     129.12     146.14     155.20     159.62
PEER GROUP                                                     100.00      118.37      89.52     116.84     122.88      95.18

* $100 Invested on 5/25/97 in stock or index-including reinvestment of dividends.


         The selection of a peer group posed some difficulty because we do not believe there are any publicly traded companies devoted exclusively or even substantially to all of the same markets in which we compete. We believe that many of our strongest competitors are either not publicly traded in the U.S., or consist of subsidiaries or divisions of large corporations. Hence, we selected a peer group consisting of publicly-traded high technology companies (including those in the development stage) that (a) have less than $350 million in annual revenues, and (b) either compete against the Company in one or more of our several markets or otherwise participate in one or more of our several markets. With respect to the medical diagnostic imaging market, we focused on selecting other companies that, like Intermagnetics, design and sell systems and components to medical products companies.

         The companies in the Peer Group that compete against us in one or more of our markets consist of Helix Technology Corporation and Chart Industries, Inc., which participate in the instrumentation market, and American Superconductor Corporation, a development stage company working with high temperature superconductors in the energy technology market.

         The companies in the Peer Group that otherwise participate in markets in which we are active (but do not necessarily compete against the Company in such markets) include Analogic Corporation and Hologic, Inc., both of which manufacture products for the diagnostic imaging market, and SatCon Technology Corporation, which participates in the energy technology market.

         In providing the foregoing graph for informational purposes, the Company notes that as a general rule, development stage companies do not have meaningful revenues relative to their substantial product development expenses. Hence, unlike the Company's Common Stock, the value of equity securities of development stage companies are based primarily on speculation regarding the potential success of such companies in bringing a novel product to market successfully.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          SuperPower, Inc., a wholly-owned subsidiary of the Company, retained Albertine Enterprises, Inc. to perform certain government relations activities for which fees and expenses were paid in the amount of $100,557 in fiscal year 2002. John M. Albertine is a Director of the Company and serves as Chairman and Chief Executive Officer of Albertine Enterprises. We do not expect fees to Albertine Enterprises to exceed $60,000 in fiscal year 2003.


         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING AND OTHER MATTERS

         Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders must furnish us with copies of all Section 16(a) forms they file.

         To the best of our knowledge, based solely on a review of the copies of
Section 16(a) reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and more than ten-percent beneficial owners were complied with during the fiscal year ended May 26, 2002.

         The Board of Directors is not aware of any matters other than those discussed in this Proxy Statement that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Under those regulations, shareholders who intend to submit proposals for the 2003 Annual Meeting must ensure that our Corporate Secretary receives such proposals not later than May 25, 2003 in order to be considered for inclusion in the proxy statement and form of proxy relating to the 2003 Annual Meeting.

                                  ANNUAL REPORT

         Our annual report on Form 10-K for the fiscal year ended May 26, 2002, including the financial statements and schedules, but excluding exhibits, was mailed with this Proxy statement. Upon written request of a shareholder, we will furnish any exhibit to Form 10-K. Our annual report to shareholders will be mailed under separate cover.

                                      By order of the Board of Directors,

                                      KATHERINE M. SHEEHAN
                                      Corporate Secretary

                                   APPENDIX A

                       INTERMAGNETICS GENERAL CORPORATION
                             AUDIT COMMITTEE CHARTER

1.   Mission Statement
     -----------------
     The audit committee (the "Committee") will assist the Board of Directors (the "Board") of Intermagnetics General Corporation (the "Company") in fulfilling the Board's general oversight and monitoring of the independent auditor's participation in the Company's financial reporting process, the Company's process for financial reporting, its system of internal control, audit process, and process for monitoring compliance with legal and regulatory requirements. In performing its duties, the Committee will maintain effective working relationships with the Board, management and the Company's auditors. The primary objective of the Committee in fulfilling its responsibilities is to promote and preserve the integrity of the Company's financial statements and the independence and performance of the Company's external auditors.

2.   Organization
     ------------

     2.1. Committee Composition: The Committee shall consist of not less than three members who shall be appointed annually by the Board. The Board shall designate one member of the Committee to serve as Chair.

     2.2. Member Qualifications: Each member should make a unique and valuable contribution to the Committee. Members must have the ability to: recognize the significance of the Committee; dedicate the time and energy necessary to accomplish the Committee's role; understand the Company's business, risks and controls; read and understand fundamental financial statements; and offer new and different perspectives and constructive suggestions. At least one member of the Committee shall have accounting or related financial management expertise. In addition, Committee members will satisfy the qualification requirements for audit committee members set forth in any rules, regulations or laws applicable to the Company.

     2.3. Independence of Members: Members of the Committee shall be independent. A member shall be considered independent if he or she has no relationship with the Company that may interfere with his or her independence from management, or if he or she is an "independent director" as that term may be defined by applicable rules, regulations or laws.

     2.4. Meetings: The Committee shall schedule and hold regular meetings with sufficient frequency to carry out its responsibilities. Whenever possible, Committee meetings will be scheduled in conjunction with meetings of the full Board. Committee meetings shall, when appropriate, include the Company's external auditors and appropriate management representatives (e.g., President, CFO).

3.   Audit Committee Activities
     --------------------------
     The principal activities of the Audit Committee will generally include the following:

     3.1. Review of Charter: Review and reassess the adequacy of this Charter annually and submit it to the Board for approval along with any recommended changes.

     3.2. Internal Control: The Committee shall review and evaluate corporate policies and controls and ensure that the Company's external auditors keep the Committee informed about fraud, illegal acts, deficiencies in internal controls and other matters related to the Company's financial processes.

     3.3.    Financial Reporting:

             3.3.1. The Committee shall review the Company's audited financial statements and annual audit process. Generally, the Committee shall:

                  o review the overall audit plan with the independent auditor and management responsible for maintaining the Company's accounts and preparing the Company's financial statements (the "Senior Accounting Executive").

                  o review and discuss with management and the independent auditor:

                      (i) the Company's annual audited financial statements, including any significant reporting issues that arose in connection with the preparation of the statements;

                      (ii) the adequacy of the Company's internal financial reporting controls; and

                      (iii) major changes in, and questions regarding, accounting and auditing principles and procedures.

                  o review and discuss with the independent auditor (outside the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995.

                  o review and discuss with the independent auditor (outside the presence of management) any problems or difficulties the auditor may have with management or others including any management letter provided by the auditor and the Company's response to that letter. This review shall include any difficulties encountered by the auditors in the course of performing its audit, including any restrictions on the scope of its activities or access to information.

                  o review and discuss any major changes to the Company's auditing and accounting principles and practices as may be suggested by the independent auditor or management

                  o discuss with the independent auditor issues that may be brought to the Committee's attention pursuant to any applicable Statement on Auditing Standards (e.g. SAS No.
                      61).

                  o based on the Committee's review and discussions with management and the independent auditors of the matters outlined above, make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's annual report on Form 10-K.

                  o   prepare the Audit Committee Report required by Item 306 of
                      Schedule 14A of the Securities Exchange Act of 1934 (or any successor provision) to be included in the Company's annual proxy statement.

             3.3.2. The Committee shall review and discuss with management and the independent auditor the Company's quarterly financial statements. Such review shall include discussions between the Chair of the Committee, or the full Committee and the independent auditor of such issues as may be brought to their attention pursuant to Statement on Auditing Standards No. 71.

     3.4.    Selection, Performance and Independence of Independent Auditors:
             The Committee shall:

             3.4.1. recommend to the Board the appointment of the independent auditor.

             3.4.2. instruct the independent auditor that the auditor's ultimate accountability is to the Board and the Committee as representatives of the Company's shareholders.

             3.4.3. evaluate on an annual basis the performance of the auditor, and, if necessary in the judgment of the Committee, recommend that the Board replace the independent auditor.

             3.4.4. request that the independent auditor provide the Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, and review and discuss the independence of the auditor with the Committee and the independent auditor. The Committee shall recommend that the Board take appropriate action, if necessary, to ensure the independence of the auditor.

     3.5. Investigations: The Board may request that the Committee review or investigate on behalf of the Board activities of the Company or of its employees, including compliance with applicable laws, regulations or Company policy.

     3.6. Other Oversight Functions: The Committee will perform such other oversight functions as may be requested by the Board.


4.   Scope of Responsibilities
     -------------------------

     4.1. In performing its responsibilities, the Committee shall be entitled to rely upon advice and information it receives in its discussions and communications with management and the independent auditors. The Committee shall have the authority to retain special legal, accounting or other professional advisors to the Committee. The Committee shall also have the authority to request that any Company officer or employee, outside legal counsel, independent auditor or other professional retained by the Company to render advice, attend meetings of the Committee or cooperate with any investigation conducted by the Committee.

     4.2. Notwithstanding the powers and responsibilities of the Committee as set forth in this Charter, the Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and the independent auditor (to the extent consistent with the independent auditor's scope of review). It is also not the duty of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure compliance with laws, regulations or Company policies.